Date:	August 15, 2006

Contact:	Neal A. Petrovich, Senior Vice President and Chief Financial Officer
434-773-2242 petrovichn@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. ANNOUNCES DIVIDEND AND CONTINUES STOCK REPURCHASE PLAN

Danville, VA - At its meeting held today, the Board of Directors of American National Bankshares Inc. (NASDAQ: AMNB), parent company of American National Bank and Trust Company, declared a quarterly cash dividend of $.22 per share of common stock, payable September 22, 2006, to shareholders of record on September 8, 2006. This represents an increase of 4.8% when compared to the same period one year ago.
At the same meeting, the Board of Directors also approved the extension of the Corporation’s stock repurchase plan, to include the repurchase of up to 125,000 shares of its common stock between August 16, 2006 and August 21, 2007. Repurchases may be made through open market purchases or in privately negotiated transactions. Shares repurchased under the plan will be cancelled and retired. The Corporation initiated its repurchase plan in August 2000. Scott & Stringfellow, Inc. will continue to serve as dealer-manager for the program.

About American National
American National Bankshares Inc. is the holding company of American National Bank and Trust Company, a community bank with eighteen full service offices serving the areas of Danville, Pittsylvania County, Martinsville, Henry County, South Boston, Halifax County, Lynchburg, Bedford, Bedford County, Campbell County, and portions of Nelson County in Virginia, along with portions of Caswell County in North Carolina. The Bank also operates a loan production office in Greensboro, North Carolina.
American National Bank and Trust Company provides a full array of financial products and services, including commercial, mortgage, and consumer banking; trust and investment services; and insurance. Services are also provided through twenty-three ATMs, “AmeriLink” Internet banking, and 24-hour “Access American” phone banking. Additional information is available on the Bank’s website at www.amnb.com. The shares of American National Bankshares Inc. are traded on the NASDAQ Global Select Market under the symbol “AMNB.”
This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Corporation and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario;;: significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Corporation’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National Bankshares Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.